Immediately

Mark Furlong (414) 765-8052
Don Wilson (414) 765-8043

MARSHALL & ILSLEY CORPORATION
ANNOUNCES THIRD QUARTER RESULTS

Milwaukee, Wis. - October 13, 2003 - Marshall & Ilsley Corporation (NYSE: MI) today reported 2003 third quarter earnings of $0.61 per diluted share, or $140.3 million, as compared to $0.54 per diluted share, or $119.2 million, in the third quarter of 2002. Third quarter earnings per share increased 13.0 percent over the same period in 2002.

Earnings for the nine months ended September 30, 2003, were $403.0 million, or $1.77 per diluted share, compared to earnings of $355.3 million, or $1.61 per diluted share, for the same period of 2002. Nine-month earnings per share increased 9.9 percent over the same period in 2002.

Earnings for the nine months ended September 30, 2003 include $1.5 million (after-tax) of Metavante's acquisition-related transition expenses. Earnings for the three and nine months ended September 30, 2002, include $2.3 million (after-tax) or $0.01 per diluted share of Metavante's acquisition-related transition expenses.

In addition, results for the three and nine months ended September 30, 2003 include the following items:

	Gain (Loss)
	Pre-tax	After-tax
	($ in millions)

Gain on sale of company in Capital	$16.2	$10.5
Markets portfolio

Settlement of income tax audits	N/A	29.9

Reversal of liability for
closure of a facility	8.5	5.1

Write off of capitalized
software costs	(15.7)	(9.4)

Cost of debt refinancing	(54.7)	(35.6)

		__________

Total		$0.5

Several unique events occurred in the third quarter. One of the Corporation's Capital Markets portfolio companies was sold resulting in a significant pre-tax gain. Also, the Corporation resolved several income tax audits covering multiple tax jurisdictions that positively affected the Bank and Metavante. In addition, Metavante determined that a leased facility which it had previously expected to close would remain operational indefinitely resulting in the reversal of liabilities for the expected closure. Furthermore, as a result of a change in product strategy, Metavante wrote off certain capitalized software costs that it determined had limited or no future value. As a result of these transactions, and in consideration of the low interest rate environment, the Corporation reinvested a portion of the benefits by refinancing approximately $730 million of its long-term obligations which were reissued at lower rates and with slightly longer maturities. This refinancing resulted in a charge to current earnings but will reduce future interest expense levels. These events roughly offset each other and thus had no material effect on reported earnings per share, but do provide increased flexibility to offset the cost of future expansion in some of the Corporation's newer markets and other investment opportunities.

Return on average assets based on net income for the third quarter was 1.66 percent as compared to 1.64 percent for the same period in 2002. Return on equity based on net income was 16.92 percent this quarter as compared to 17.35 percent for the third quarter of 2002.

The Corporation's provision for loan and lease losses was $7.9 million in the third quarter, versus $18.8 million in the same period last year. Net charge-offs for the period were $7.9 million, or 0.13 percent of total average loans and leases outstanding this quarter, and $10.7 million a year ago or 0.20 percent of total average loans and leases. At September 30, 2003, and 2002, the allowance for loan and lease losses was 1.41 percent and 1.40 percent of total loans and leases, respectively. Nonperforming loans and leases were 0.76 percent of total loans and leases at September 30, 2003, and 0.84 percent at September 30, 2002.

Assets at September 30, 2003, were $33.7 billion, compared to $30.1 billion at September 30, 2002. Book value per share was $14.84 at September 30, 2003, compared to $12.59 for the same date a year ago. Total loans and leases at quarter end were $24.6 billion, compared to $21.4 billion at September 30, 2002.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $33.7 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank has the largest banking presence in Wisconsin with 203 offices throughout the state. In addition, M&I has 28 locations throughout Arizona; 10 offices in metropolitan Minneapolis/St. Paul, Minn.; and, locations in Duluth, Minn.; Las Vegas, Nev.; and Naples, Fla. M&I's Southwest Bank affiliate has six offices in the St. Louis area, and one office in Belleville, Ill. Metavante Corporation, Marshall & Ilsley Corporation's wholly owned technology subsidiary, is a leading financial services enabler - providing virtually all of the technology an organization needs to offer financial services. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I's customer-based approach, internal growth and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

###

This press release contains forward-looking statements concerning M&I's future operations and financial results. Such statements are subject to important factors that could cause M&I's actual results to differ materially from those anticipated by the forward-looking statements. These factors include (i) the factors identified in M&I's Annual Report on Form 10-K for the year ended December 31, 2002, under the heading "Forward-Looking Statements" which factors are incorporated herein by reference, and (ii) such other factors as may be described from time to time in M&I's SEC filings.

Note:

Marshall & Ilsley Corporation will hold a conference call at 11:00 a.m. central daylight time Monday, October 13, regarding third quarter earnings. For those interested in listening, please call 1-800-211-3767 and ask for M&I's quarterly earnings release conference call. If you are unable to join us at this time, a replay of the call will run through 5:00 p.m. central daylight time October 20, 2003, by calling 1-800-839-6713 and entering passcode 576 80 22 to listen.

Supplemental financial information referenced in the conference call can be found at www.micorp.com, Investor Relations, Presentations, after 8:00 a.m. on October 13.

Quarterly Financial Information Data attached

M&I Corporation
Financial Information
(unaudited)

Three Months Ended	Nine Months Ended
September 30,	September 30,	Percent	September 30,	September 30,	Percent
2003	2002	Change	2003	2002	Change
PER SHARE DATA (a)
Diluted:
Net Income	$0.61	$0.54	13.0%	$1.77	$1.61	9.9%
Income as Adjusted (b)	0.61	0.55	10.9	1.77	1.62	9.3
Basic:
Net Income	0.62	0.56	10.7	1.78	1.67	6.6
Income as Adjusted (b)	0.62	0.57	8.8	1.79	1.68	6.5
Dividend Declared	0.180	0.160	12.5	0.520	0.465	11.8
Book Value	14.84	12.59	17.9	14.84	12.59	17.9
Diluted Shares Outstanding (millions)	228.9	219.6	4.2	228.3	220.1	3.7

INCOME STATEMENT ($millions)

Net Interest Income (FTE)	$266.6	$260.8	2.2%	$810.9	$767.1	5.7%
Provision for Loan and Lease Losses	7.9	18.8	-58.0	53.2	51.0	4.3

Data Processing Services:
e-Finance	41.1	37.0	11.1	121.7	104.8	16.1
Financial Technology Solutions	125.2	116.9	7.1	359.7	340.4	5.7
Total Data Processing Services	166.3	153.9	8.1	481.4	445.2	8.1
Item Processing	11.2	9.8	14.3	31.0	29.2	6.2
Trust Services	32.0	29.0	10.3	93.3	91.3	2.2
Service Charge on Deposits	25.4	24.9	2.0	76.8	75.7	1.5
Mortgage Banking	24.2	14.3	69.2	63.5	31.1	104.2
Net Investment Securities Gains (Losses)	16.7	(4.3)	n.m.	15.7	(5.1)	n.m.
All Other	49.2	44.8	9.8	148.5	128.3	15.7
Total Non-Interest Revenues	325.0	272.4	19.3	910.2	795.7	14.4

Salaries and Employee Benefits	199.4	185.8	7.3	587.4	550.5	6.7
Occupancy and Equipment	40.3	47.7	-15.5	133.0	141.3	-5.9
Intangible Amortization	3.4	7.7	-55.8	17.8	17.0	4.7
Other	166.9	81.5	104.8	340.5	245.5	38.7
Total Non-Interest Expenses	410.0	322.7	27.1	1,078.7	954.3	13.0

Tax Equivalent Adjustment	7.9	8.0	-1.3	23.8	24.1	-1.2
Pre-Tax Earnings	165.8	183.7	-9.7	565.4	533.4	6.0
Income Taxes	25.5	62.2	-59.0	160.9	175.8	-8.5

Income as Adjusted (b)	140.3	121.5	15.5	$404.5	$357.6	13.1
======	======	=======	=======
Adjustments (b)	0.0	(2.3)	n.m.	(1.5)	(2.3)	n.m.
Net Income	$140.3	$119.2	17.7%	$403.0	$355.3	13.4%
=======	=======	=======	=======
KEY RATIOS

Net Interest Margin(FTE) / Avg. Earning Assets	3.53%	3.98%	3.65%	4.04%
Interest Spread (FTE)	3.21	3.56	3.33	3.61

Efficiency Ratio	69.4	60.7	62.7	61.3
Efficiency Ratio without Metavante	60.6	50.0	52.5	50.3

Return on Assets	1.66	1.64	1.63	1.68
Return on Equity	16.92	17.35	16.85	17.69
Return on Assets - Income as Adjusted (b)	1.66	1.67	1.63	1.69
Return on Equity - Income as Adjusted (b)	16.92	17.69	16.91	17.81

Equity / Assets (End of Period)	9.89	9.05	9.89	9.05

Notes: (a) Prior periods have been restated for the 2 for 1 stock split effective 6-17-02.
(b) See reconciliation of Income as Adjusted to Net Income.

As of
September 30,	September 30,	Percent
ASSETS ($millions)	2003	2002	Change
Cash & Due From Banks	$866	$886	-2.3%
Trading Securities	40	27	48.1
Short - Term Investments	213	273	-22.0
Investment Securities	5,497	5,053	8.8
Loans and Leases:
Commercial Loans & Leases	7,279	6,439	13.0
Commercial Real Estate	8,074	6,531	23.6
Residential Real Estate	2,921	2,788	4.8
Home Equity Loans & Lines	4,187	3,786	10.6
Personal Loans and Leases	2,174	1,893	14.8
Total Loans and Leases	24,635	21,437	14.9
Reserve for Loan & Leases Losses	(348)	(301)	15.6
Premises and Equipment, net	435	409	6.4
Goodwill and Intangibles	1,082	747	44.8
Other Assets	1,329	1,548	-14.1
Total Assets	$33,749	$30,079	12.2%
========	========
LIABILITIES & SHAREHOLDERS' EQUITY ($millions)
Deposits:
Noninterest Bearing	$4,682	$3,941	18.8%
Bank Issued Interest Bearing Activity	9,912	8,709	13.8
Bank Issued Time	3,307	3,309	-0.1
Total Bank Issued Deposits	17,901	15,959	12.2
Wholesale Deposits	4,408	1,710	157.8
Total Deposits	22,309	17,669	26.3
Short - Term Borrowings	4,366	6,593	-33.8
Long - Term Borrowings	2,694	2,175	23.9
Other Liabilities	1,043	920	13.4
Shareholders' Equity	3,337	2,722	22.6
Total Liabilities & Shareholders' Equity	$33,749	$30,079	12.2%
========	========

Three Months Ended	Nine Months Ended
September 30,	September 30,	Percent	September 30,	September 30,	Percent
2003	2002	Change	2003	2002	Change
AVERAGE ASSETS ($millions)
Cash & Due From Banks	$742	$706	5.1%	$751	$685	9.6%
Trading Securities	27	21	28.6	23	15	53.3
Short - Term Investments	260	477	-45.5	267	821	-67.5
Investment Securities	5,157	4,668	10.5	5,152	4,411	16.8
Loans and Leases:
Commercial Loans & Leases	7,304	6,382	14.4	7,320	6,373	14.9
Commercial Real Estate	8,000	6,416	24.7	7,817	6,154	27.0
Residential Real Estate	2,961	2,695	9.9	2,885	2,561	12.7
Home Equity Loans and Lines	4,100	3,543	15.7	4,074	3,414	19.3
Personal Loans and Leases	2,231	1,905	17.1	2,205	1,765	24.9
Total Loans and Leases	24,596	20,941	17.5	24,301	20,267	19.9
Reserve for Loan & Leases Losses	(352)	(301)	16.9	(347)	(291)	19.2
Premises and Equipment, net	438	415	5.5	441	410	7.6
Goodwill and Intangibles	1,083	741	46.2	1,087	703	54.6
Other Assets	1,489	1,258	18.4	1,452	1,236	17.5
Total Assets	$33,440	$28,926	15.6%	$33,127	$28,257	17.2%
========	========	========	========
Memo:
Average Earning Assets	$30,040	$26,107	$29,743	$25,514
Average Earning Assets Excluding Investment Securities
Unrealized Gains/Losses	$29,991	$26,002	$29,672	$25,414

AVG LIABILITIES & SHAREHOLDERS' EQUITY ($millions)
Deposits:
Noninterest Bearing	$4,349	$3,506	24.0%	$4,096	$3,351	22.2%
Bank Issued Interest Bearing Activity	10,072	8,709	15.7	10,081	8,636	16.7
Bank Issued Time	3,324	3,390	-1.9	3,436	3,482	-1.3
Total Bank Issued Deposits	17,745	15,605	13.7	17,613	15,469	13.9
Wholesale Deposits	4,410	2,681	64.5	4,205	2,507	67.7
Total Deposits	22,155	18,286	21.2	21,818	17,976	21.4
Short - Term Borrowings	3,102	4,342	-28.6	3,304	4,226	-21.8
Long - Term Borrowings	3,776	2,634	43.4	3,725	2,492	49.5
Other Liabilities	1,117	938	19.1	1,083	878	23.3
Shareholders' Equity	3,290	2,726	20.7	3,197	2,685	19.1
Total Liabilities & Shareholders' Equity	$33,440	$28,926	15.6%	$33,127	$28,257	17.2%
========	========	========	========
Memo:
Average Interest Bearing Liabilities	$24,684	$21,756	$24,751	$21,343

Three Months Ended	Nine Months Ended
September 30,	September 30,	Percent	September 30,	September 30,	Percent
2003	2002	Change	2003	2002	Change
CREDIT QUALITY (a)

Net Charge-Offs (Recoveries) ($millions)	$7.9	$10.7	-26.2%	$43.5	$30.6	42.2%
Net Charge-Offs (Recoveries) / Average Loans & Leases	0.13%	0.20%	0.24%	0.20%
Loan and Lease Loss Reserve ($millions)	$348.1	$300.6	15.8%	$348.1	$300.6	15.8%
Loan and Lease Loss Reserve / Period-End Loans & Leases	1.41%	1.40%	1.41%	1.40%
Non-Performing Loans & Leases (NPL) ($millions)	$187.3	$180.9	3.5%	$187.3	$180.9	3.5%
NPL's / Period-End Loans & Leases	0.76%	0.84%	0.76%	0.84%
Loan and Lease Loss Reserve / Non-Performing Loans & Leases	186%	166%	186%	166%

MARGIN ANALYSIS (b)

Loans and Leases:
Commercial Loans & Leases	4.55%	5.25%	4.64%	5.33%
Commercial Real Estate	5.50	6.57	5.73	6.70
Residential Real Estate	5.72	6.79	6.05	7.02
Home Equity Loans and Lines	5.49	6.57	5.75	6.74
Personal Loans and Leases	5.23	6.45	5.50	6.84
Total Loans and Leases	5.22	6.19	5.42	6.33
Investment Securities	4.27	6.29	4.89	6.77
Short - Term Investments	0.81	1.53	0.99	1.60
Interest Income(FTE) / Avg. Interest Earning Assets	5.02%	6.11%	5.29%	6.24%
=====	=====	=====	=====
Interest Bearing Deposits:
Bank Issued Interest Bearing Activity	0.64%	1.22%	0.79%	1.26%
Bank Issued Time	2.42	3.15	2.55	3.39
Total Bank Issued Deposits	1.08	1.76	1.24	1.87
Wholesale Deposits	1.42	2.33	1.61	2.38
Total Interest Bearing Deposits	1.16	1.87	1.32	1.96
Short - Term Borrowings	2.51	3.63	2.54	3.68
Long - Term Borrowings	4.27	4.62	4.49	4.83
Interest Expense / Avg. Interest Bearing Liabilities	1.81%	2.55%	1.96%	2.63%
=====	=====	=====	=====
Net Interest Margin(FTE) / Avg. Earning Assets	3.53%	3.98%	3.65%	4.04%
=====	=====	=====	=====
Interest Spread (FTE)	3.21%	3.56%	3.33%	3.61%
=====	=====	=====	=====

Notes: (a) Includes Loans past due 90 days or more
(b) Based on average balances excluding fair value adjustments for available for sale securities.

Reconciliation of Income as Adjusted to Net Income

Income as Adjusted	$140.3	$121.5	$404.5	$357.6

Acquisition and Transition Related
Charges - Metavante	0.0	(2.3)	(1.5)	(2.3)

Net Income	$140.3	$119.2	$403.0	$355.3
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